Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010 with respect to the consolidated financial statements of Flushing Financial Corporation and subsidiaries and our report dated March 12, 2010 on internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under caption “Experts”.

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York
November 18, 2010